Exhibit 99.1

WALKER INNOVATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Reduces Net Loss by 75% in the Fourth Quarter and Records Investment in New Travel Business

Stamford, CT – March 15, 2016 – Walker Innovation Inc. (OTCQB: WLKR) (“Walker Innovation” or the “Company”), an innovation services firm that helps companies improve their internal product and business development efforts and also owns a portfolio of its own intellectual property, today announced fourth quarter and full year 2015 results.

Fourth Quarter 2015 Highlights

•	In December 2015, the Company received a fully vested Warrant to purchase 16.4 million shares (approximately 16% on a fully diluted basis) in a new business travel company created by Jay Walker at a price of $0.06 per Class A common share.
•	In connection with the Warrant, the Company entered into a Shared Services Agreement whereby it provides support services to the travel company that then offset the Company’s expenses.
•	Net loss reduced by 75% for the fourth quarter 2015 to $0.4 million, or $0.02 per share, compared to net loss of $1.5 million, or $0.07 per share, in the prior-year period.
•	The Company settled two cases in the fourth quarter, resulting in Licensing and Enforcement revenue of $1.5 million, and recorded $0.4 million in revenue in connection with its innovation business.
•	As of December 31, 2015, Walker Innovation had $5.9 million in cash and no outstanding debt on its consolidated balance sheet.

“Overall, we made progress on a couple of fronts in the quarter as we continue to transition our business,” said Jonathan Ellenthal, Vice Chairman and Chief Executive Officer of Walker Innovation. “The legal settlements we reached involve patents that we believe are relevant to a number of additional potential licensees, and we are encouraged that the two recent licenses may lead to more positive developments in our licensing and litigation efforts. The focus of our litigation business remains on those patents that we believe will yield the highest return. At the same time, we continue to reduce overhead by eliminating positions and streamlining processes to conserve cash. These efforts include our decision in the quarter to significantly reduce the marketing and development spend related to Haystack IQ. Though we like the long-term prospects of Haystack IQ, the business needs more growth capital than we are in a position to invest at this time. We remain actively looking at strategic alternatives to fund that piece of our business.”

“In addition, the Company acquired a new asset at no cost to shareholders,” added Mr. Ellenthal. “In December, our Chairman, Jay Walker, contributed a warrant to the Company to purchase a substantial number of shares in his new travel business at a minimal cost per share. Jay is a well-known travel entrepreneur as the founder of Priceline, and his latest travel innovation seeks to improve how we buy business travel with an alternative to the high travel costs and mediocre rewards of the current system. Not only are we enthusiastic about the potential value of the asset but, notably, it didn’t cost the company any cash or result in any dilution to shareholders.”

“In addition to the warrant, the Company also entered into an agreement with the travel company to provide various management and support services. The provision of these services allows the travel company to accelerate its progress toward a public launch this year and brings in cash to the Company that should offset certain operating expenses in the immediate term,” Mr. Ellenthal concluded.

Fourth Quarter 2015 Results

For the fourth quarter ended December 31, 2015, Walker Innovation reported total revenue of $2.0 million generated by licensing fees and both subscription and custom revenue versus total revenue of $2.8 million in the prior-year period.

Management expects that the timing and results of patent filings and the Company’s enforcement proceedings relating to its intellectual property rights will fluctuate from period to period.

Total operating expenses for the fourth quarter 2015 were approximately $1.9 million versus $3.5 million in the prior-year period, primarily due to reduced overhead by eliminating positions and streamlining processes to conserve cash across its business.

Net loss for the fourth quarter of 2015 was $0.4 million compared to net loss of $1.5 million in the prior-year period. Net loss per common share for the fourth quarter of 2015 was $0.02 compared to net loss per common share of $0.07 in the prior-year period.

Liquidity and Capital Resources

As of December 31, 2015, Walker Innovation had $5.9 million in cash and no outstanding debt on its consolidated balance sheet.

Conference Call Information

Walker Innovation will host a conference call and live webcast to discuss fourth quarter 2015 results today at 4:30 PM Eastern time.

The conference call can be accessed over the phone by dialing 1-877-407-3982 or, for international callers, by dialing 1-201-493-6780; please dial-in 10 minutes before the start of the call. A replay will be available by dialing 1-877-870-5176 or, for international callers, by dialing 1-858-384-5517; the passcode is 13631679. The replay will be available through Tuesday, March 22, 2016.

In order to access the live webcast, please go to the Investor Relations section of Walker Innovation’s website at http://www.walkerinnovation.com and click on the available webcast link. A replay will be available shortly after the original webcast.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” that reflect the Company’s current expectations and projections about its future results, performance, prospects and opportunities. When used, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to Walker Innovation, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates.

Additionally, statements concerning future matters such as revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed under the section entitled “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K and in any Risk Factors or cautionary statements contained in its Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Readers should carefully review this information as well as other risks and uncertainties described in other filings the Company makes with the Securities and Exchange Commission, or the SEC. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

About Walker Innovation Inc.

Walker Innovation (OTCQB: WLKR) is an innovation services firm that helps companies improve their internal product and business development efforts. The Company also owns and seeks to commercialize, license and enforce the unique portfolio of intellectual property developed by inventor and entrepreneur Jay Walker, who serves as the Company’s Executive Chairman. Mr. Walker is best known as the founder of Priceline.com and has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age.” Mr. Walker currently ranks as the world’s 11th most patented living individual, based on U.S. patent issuances according to Wikipedia.  Additional information regarding the company can be found at www.walkerinnovation.com

Investor Contact for Walker Innovation Inc.:
Don Duffy/Garrett Edson, ICR
(203) 682-8200

Media Contact:
Michael Fox, ICR
(203) 682-8218

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Full Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Licensing fees	$1,530	$2,836	$1,732	$2,948
Subscription revenue	100	--	144	--
Custom innovation (related party)	343	--	439	--
Total revenues	1,973	2,836	2,315	2,948

Cost of Revenue:
Legal and consulting contingency fees	--	847	71	882
Cost of subscription revenue	189	--	1,183	--
Cost of custom innovation	288	--	372	--
Total cost of revenue	477	847	1,626	882

Net revenue	1,496	1,989	689	2,066

Operating expenses:
Other legal and consulting fees	303	850	2,074	2,342
Patent prosecution and maintenance fees	40	167	449	993
Compensation and benefits	1,023	1,234	5,288	6,357
Professional fees	240	497	1,721	5,724
Marketing	5	105	300	279
General and administrative	331	646	1,349	2,056

Total operating expenses	1,942	3,499	11,181	17,751

Operating net loss	(446)	(1,510)	(10,492)	(15,685)

Other income:
Other income	75	32	75	32
Interest income	2	7	15	35

Net loss	$(369)	$(1,472)	$(10,402)	$(15,618)
Net loss per common share:
Basic and diluted	$(0.02)	$(0.07)	$(0.50)	$(0.76)

Weighted average common shares outstanding:
Basic and diluted	20,742	20,742	20,742	20,441

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	December 31,	December 31,
	2015	2014

ASSETS
Current Assets:
Cash	$5,858	$15,407
Short-term investment	50	--
Accounts receivable	839	--
Other receivable	19	22
Prepaid and other current assets	634	455
Total current assets	7,400	15,884

Property and equipment, net	256	29

Other Assets:
Investments, at cost	250	250
Investments, at fair value	672	--

TOTAL ASSETS	$8,578	$16,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$423	$1,190
Accrued expenses	504	711
Deferred software costs	63	151
Deferred revenue	346	14
Billings in excess of cost, related party	1,061	--
Total current liabilities	2,397	2,066

Deferred revenue – long term portion	310	58

TOTAL LIABILITIES	2,707	2,124

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 15,000,000 shares authorized	--	--
Series B Convertible Preferred stock, $0.001 par value, 14,999,000 shares designated, issued and outstanding as of December 31, 2015 and December 31, 2014, respectively	15	15
Common stock, $0.001 par value, 100,000,000 shares authorized; 21,134,744 shares issued as of December 31, 2015 and 2014, respectively	21	21
Treasury stock, 393,172 shares, at cost	(840)	(840)
Additional paid-in capital	45,136	42,902
Accumulated deficit	(38,461)	(28,059)
TOTAL STOCKHOLDERS’ EQUITY	5,871	14,039

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,578	$16,163